EXHIBIT 5.18

CONSENT OF

WSP CANADA INC.

ELDORADO GOLD CORPORATION

REGISTRATION STATEMENT ON FORM F-10

WSP Canada Inc. (“WSP”) states (i) that it is responsible for preparing or supervising the preparation of part(s) of the technical report, as originally prepared by Paolo Chiaramello, titled “Technical Report for the Skouries Project, Greece” dated January 22, 2022 (“Technical Report”); and

Furthermore, WSP states:

(a)

as a company that prepared or certified a report, valuation, statement or opinion, either directly or in a document incorporated by reference into the Registration Statement on Form F-10 of Eldorado Gold Corporation (“Company”) dated June 16, 2025 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission, and as a company whose profession or business gives authority to such report, valuation, statement or opinion, consents to the use of WSP’s name and the written disclosure or incorporation by reference of the parts of the Technical Report for which WSP is responsible:

(i) into the Registration Statement and exhibits thereto;

(ii) into the short form base shelf prospectus of Company dated June 16, 2025; and

(iii) under the caption “Interest of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Registration Statement.

WSP Canada Inc.

/s/ Richard Kiel

Richard Kiel, P.E., Authorized Signatory

June 16, 2025